IDEXX Laboratories Announces Fourth Quarter and Full-Year Financial Results

WESTBROOK, Maine, Jan. 29, 2013 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the fourth quarter of 2012 increased 4% to $319.5 million, from $307.2 million for the fourth quarter of 2011. Organic revenue growth[1] was 4%. Changes in foreign currency exchange rates reduced revenue growth by less than 1% and were almost entirely offset by revenue contributed from acquired businesses. Operating profit for the fourth quarter of 2012 increased 15% to $63.4 million, or 20% of revenue, compared to $55.3 million, or 18% of revenue for same period of the prior year. Earnings per diluted share ("EPS") for the quarter ended December 31, 2012 increased 16% to $0.78, compared to $0.67 for the same period in the prior year. Fourth quarter 2012 EPS includes a $3.5 million milestone payment earned related to the 2008 sale of product rights previously included in our pharmaceutical product line, which added $0.04 to EPS. Fourth quarter 2011 EPS included a similar milestone payment, which added $0.03 to EPS.

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Year-to-Date Results

Revenues for the year ended December 31, 2012 increased 6% to $1.293 billion, from $1.219 billion for the year ended December 31, 2011. Organic revenue growth for the year ended December 31, 2012 was 7%. Changes in foreign currency exchange rates reduced revenue growth by 2% and revenue from acquisitions contributed 1% to revenue growth for the year ended December 31, 2012.

Operating profit for the year ended December 31, 2012 increased 11% to $262.6 million, or 20% of revenue, compared to $236.2 million, or 19% of revenue, for the prior year.

EPS for the year ended December 31, 2012 increased 14% to $3.17, compared to $2.78 for the prior year. 2012 EPS includes a $3.5 million milestone payment earned related to the 2008 sale of product rights previously included in our pharmaceutical product line, which added $0.04 to EPS. 2011 EPS included a similar milestone payment, a gain from the sale of certain raw material inventory in connection with the restructuring of our pharmaceutical business and a benefit from the federal research and development ("R&D") tax credit, all of which contributed $0.08 to EPS.

"We were very pleased with the fundamental trends behind revenue growth in the fourth quarter. As a result of the revenue mix reflected in these results, operating profit margins were well on track toward our longer term goals," stated Jonathan Ayers, Chairman and Chief Executive Officer. "With the early success of new information technology offerings, including Vetconnect® PLUS and Pet Health Network® Pro, we remain confident in accelerating organic growth through 2013, expected to average 8% – 9% for the year as a whole."

Revenue Performance for the Fourth Quarter

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the fourth quarter of 2012 were $263.5 million compared to $251.3 million for the fourth quarter of 2011. Organic revenue growth of 5% was due primarily to higher sales volumes of consumables used with our Catalyst Dx® chemistry instrument and an increase in net sales prices and sales volumes in our reference laboratories. These favorable impacts were partly offset by lower sales of our Catalyst Dx® instrument. Revenue from acquired businesses contributed less than 1% to revenue growth and was offset almost entirely by the reduction in revenue growth from changes in foreign currency rates.

Water. Water revenues for the fourth quarter of 2012 were $20.9 million compared to $20.0 million for the fourth quarter of 2011. Organic revenue growth of 5% was due primarily to higher Colilert® product sales volumes, driven by new account acquisitions. Changes in foreign currency exchange rates reduced revenue growth by less than 1%.

Livestock and Poultry Diagnostics. Livestock and Poultry Diagnostics ("LPD") revenues for the fourth quarter of 2012 were $22.6 million compared to $24.1 million for the fourth quarter of 2011. The 4% decline in organic revenue was due primarily to lower sales volumes of certain bovine tests, driven principally by a reduction of government testing programs in Europe. Changes in foreign currency exchange rates reduced revenue growth by 2%.

Additional Operating Results for the Fourth Quarter

Gross profit for the fourth quarter of 2012 increased $10.2 million, or 6%, to $169.1 million from $158.9 million for the fourth quarter of 2011. As a percentage of total revenue, gross profit increased to 53% from 52%. The increase in the gross profit percentage was due primarily to higher relative sales of high margin consumables used in our IDEXX VetLab® instruments and the favorable impact of currency. The net effect of currency was positive as hedging gains more than offset the net unfavorable impact of changes in foreign currency exchange rates. Fourth quarter gross profit percentage is typically lower than the gross profit percentage for the full year due to higher relative sales of lower margin instruments in the fourth quarter.

Selling, general and administrative ("SG&A") expense for the fourth quarter of 2012 was $84.6 million, or 26% of revenue, compared to $83.4 million, or 27% of revenue, for the fourth quarter of 2011. The increase in SG&A expense was due primarily to higher personnel-related costs, partly offset by the favorable impact of changes in foreign currency exchange rates. The milestone payments earned in the fourth quarters of 2012 and 2011 related to the 2008 sale of pharmaceutical product rights were reflected as reductions to general and administrative expenses. Research and development ("R&D") expense for the fourth quarter of 2012 was $21.1 million, or 7% of revenue, compared to $20.2 million, or 7% of revenue for the fourth quarter of 2011. The increase in R&D expense resulted primarily from higher personnel-related costs and an increase in external consulting and development costs.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and twelve months ended December 31, 2012.

Outlook for 2013

The Company provides the following updated guidance for the full year of 2013. The guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at our current assumptions of the euro at $1.32, the British pound at $1.60 and the Canadian dollar at $1.00 for the balance of 2013. Every 1% weakening of the U.S. dollar relative to our basket of currencies is expected to increase revenue by approximately $5 million and operating profit by approximately $0.8 million on an annual basis. A 1% strengthening of the U.S. dollar is expected to have the opposite effect. Fluctuations in foreign currency exchange rates from current assumptions could have a significant positive or negative impact on our actual results of operations for 2013.

  Revenues are expected to be $1.405 to $1.42 billion, which represents reported growth of 8.5% to 9.5% relative to 2012. Organic revenue growth is estimated to be in the range of 8% to 9% and is consistent with our previous guidance.
  EPS are expected to be $3.47 to $3.57, compared to our previous guidance of $3.37 to $3.47. Relative to EPS guidance provided in October 2012, our current guidance reflects the estimated impact of the federal R&D tax credit for 2012 and 2013. The impact of the R&D tax credit for both years will be reflected in 2013 results. The increase to the high end of our guidance reflects an estimated benefit of $0.10 related to the federal R&D tax credit. The increase to the low end of our guidance reflects an estimated benefit of $0.08 related to the federal R&D tax credit, as well as a tightening of our EPS range. We expect the federal R&D tax credit to contribute $0.05 to $0.06 to EPS in the first quarter of 2013, as we recognize the tax credit for 2012 and a portion of our expected tax credit for 2013.
  Free cash flow[2] is expected to be approximately 105% to 110% of net income.
  Capital expenditures are expected to be approximately $75 million.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its fourth quarter and full-year results and management's outlook. To participate in the conference call, dial 1-612-288-0340 or 1-800-230-1093 and reference confirmation code 278731. An audio replay will be available through February 5, 2013 by dialing 1-320-365-3844 and referencing replay code 278731.

The call will also be available via live or archived webcast on the IDEXX Laboratories' web site at http://www.idexx.com.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 5,000 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of the resolution of the U.S. Federal Trade Commission investigation into the Company's marketing and sales practices; the impact of a change in the status of one of the Company's distributors on the Company's results of operations;the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience and small scale in the human point-of-care market; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the impact of any class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives. A further description of these and other factors can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012,in the section captioned "Risk Factors."

[1] Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue net of acquisitions and the effect of changes in foreign currency exchange rates.

[2] Free cash flow is a non-U.S. GAAP measure. We calculate free cash flow as cash generated from operations, excluding tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations. Refer to our reconciliation below for our calculation of free cash flow for the twelve months ended December 31, 2012 and 2011. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate, and are primarily dependent on future events.

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2012	2011	2012	2011
Revenue:	Revenue	$ 319,538	$ 307,201	$ 1,293,338	$ 1,218,689
Expenses and
Income:	Cost of revenue	150,488	148,320	594,190	572,183
	Gross profit	169,050	158,881	699,148	646,506
	Sales and marketing	52,724	52,209	216,962	204,850
	General and administrative	31,849	31,170	137,609	129,389
	Research and development	21,050	20,203	82,014	76,042
	Income from operations	63,427	55,299	262,563	236,225
	Interest expense, net	(343)	(603)	(1,946)	(1,803)
	Income before provision for income taxes	63,084	54,696	260,617	234,422
	Provision for income taxes	19,724	16,698	82,330	72,668
Net Income:	Net income	43,360	37,998	178,287	161,754
	Less: Noncontrolling interest in subsidiary's
	earnings (losses)	6	(12)	20	(32)
	Net income attributable to stockholders	$ 43,354	$ 38,010	$ 178,267	$ 161,786
	Earnings per share: Basic	$ 0.79	$ 0.68	$ 3.24	$ 2.85
	Earnings per share: Diluted	$ 0.78	$ 0.67	$ 3.17	$ 2.78
	Shares outstanding: Basic	54,717	55,743	54,985	56,790
	Shares outstanding: Diluted	55,790	56,923	56,155	58,214

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2012	2011	2012	2011
Operating	Gross profit	52.9%	51.7%	54.1%	53.0%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	26.5%	27.1%	27.4%	27.4%
revenue):	Research and development expense	6.6%	6.6%	6.3%	6.2%
	Income from operations[1]	19.8%	18.0%	20.3%	19.4%

International	International revenue (in thousands)	$ 136,545	$ 131,694	$ 533,919	$ 518,599
Revenue:	International revenue as percentage of
	total revenue	42.7%	42.9%	41.3%	42.6%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		December 31,	Percent of	December 31,	Percent of
		2012	Revenue	2011	Revenue
Revenue:	CAG	$ 263,487		$ 251,325
	Water	20,892		20,002
	LPD	22,571		24,131
	Other	12,588		11,743
	Total	$ 319,538		$ 307,201

Gross Profit:	CAG	$ 135,176	51.3%	$ 127,922	50.9%
	Water	13,883	66.5%	12,879	64.4%
	LPD	14,111	62.5%	16,071	66.6%
	Other	4,748	37.7%	4,738	40.3%
	Unallocated Amounts	1,132	N/A	(2,729)	N/A
	Total	$ 169,050	52.9%	$ 158,881	51.7%

Income from
Operations:	CAG	$ 45,899	17.4%	$ 44,697	17.8%
	Water	9,068	43.4%	8,517	42.6%
	LPD	4,679	20.7%	5,765	23.9%
	Other	3,782	30.0%	2,763	23.5%
	Unallocated Amounts	(1)	N/A	(6,443)	N/A
	Total	$ 63,427	19.8%	$ 55,299	18.0%

		Twelve Months Ended		Twelve Months Ended
		December 31,	Percent of	December 31,	Percent of
		2012	Revenue	2011	Revenue
Revenue:	CAG	$ 1,072,211		$ 999,722
	Water	84,680		82,125
	LPD	86,724		94,112
	Other	49,723		42,730
	Total	$ 1,293,338		$ 1,218,689

Gross Profit:	CAG	$ 561,043	52.3%	$ 515,656	51.6%
	Water	56,133	66.3%	51,555	62.8%
	LPD	57,594	66.4%	63,619	67.6%
	Other	19,217	38.6%	17,231	40.3%
	Unallocated Amounts	5,161	N/A	(1,555)	N/A
	Total	$ 699,148	54.1%	$ 646,506	53.0%

Income from
Operations:	CAG	$ 203,236	19.0%	$ 189,834	19.0%
	Water	37,687	44.5%	33,844	41.2%
	LPD	19,259	22.2%	23,739	25.2%
	Other	4,451	9.0%	2,556	6.0%
	Unallocated Amounts	(2,070)	N/A	(13,748)	N/A
	Total	$ 262,563	20.3%	$ 236,225	19.4%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Net Revenue	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$263,487	$251,325	$12,162	4.8%	(0.4%)	0.5%	4.7%
Water	20,892	20,002	890	4.4%	(0.4%)	-	4.8%
LPD	22,571	24,131	(1,560)	(6.5%)	(2.1%)	-	(4.4%)
Other	12,588	11,743	845	7.2%	(0.9%)	-	8.1%
Total	$319,538	$307,201	$12,337	4.0%	(0.5%)	0.4%	4.1%

Net CAG Revenue	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011	Dollar Change	Percentage Change	Percentage Change from Currency [1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

VetLab® instruments	$24,624	$28,736	$(4,112)	(14.3%)	(0.5%)	-	(13.8%)
VetLab® consumables	72,420	62,527	9,893	15.8%	(0.6%)	-	16.4%
VetLab® service and accessories	12,442	11,114	1,328	11.9%	(0.2%)	-	12.1%
Rapid assay products	33,676	35,459	(1,783)	(5.0%)	(0.2%)	-	(4.8%)
Reference laboratory diagnostic and consulting services	97,647	91,677	5,970	6.5%	(0.4%)	1.4%	5.5%
Practice management and digital imaging systems and services	22,678	21,812	866	4.0%	0.2%	-	3.8%
Net CAG revenue	$263,487	$251,325	$12,162	4.8%	(0.4%)	0.5%	4.7%

[1] The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended December 31, 2012 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended December 31, 2012.

[2] The percentage change from acquisitions is a non-U.S. GAAP measure. It represents the percentage change in revenue during the three months ended December 31, 2012 compared to the three months ended December 31, 2011 attributed to acquisitions subsequent to September 30, 2011.

[3] Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the three months ended December 31, 2012 compared to the three months ended December 31, 2011 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Net Revenue	Twelve Months Ended December 31, 2012	Twelve Months Ended December 31, 2011	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$1,072,211	$999,722	$72,489	7.3%	(1.4%)	1.2%	7.5%
Water	84,680	82,125	2,555	3.1%	(1.4%)	-	4.5%
LPD	86,724	94,112	(7,388)	(7.9%)	(3.8%)	-	(4.1%)
Other	49,723	42,730	6,993	16.4%	(0.8%)	-	17.2%
Total	$1,293,338	$1,218,689	$74,649	6.1%	(1.6%)	1.0%	6.7%

Net CAG Revenue	Twelve Months Ended December 31, 2012	Twelve Months Ended December 31, 2011	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

VetLab® instruments	$90,177	$93,655	$(3,478)	(3.7%)	(1.9%)	-	(1.8%)
VetLab® consumables	278,818	255,848	22,970	9.0%	(1.7%)	-	10.7%
VetLab® service and accessories	48,056	45,083	2,973	6.6%	(0.4%)	-	7.0%
Rapid assay products	162,232	154,342	7,890	5.1%	(0.7%)	-	5.8%
Reference laboratory diagnostic and consulting services	407,343	373,919	33,424	8.9%	(1.8%)	3.1%	7.6%
Practice management and digital imaging systems and services	85,585	76,875	8,710	11.3%	(0.1%)	-	11.4%
Net CAG revenue	$1,072,211	$999,722	$72,489	7.3%	(1.4%)	1.2%	7.5%

[1] The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the twelve months ended December 31, 2012 and the same period of the prior year applied to foreign currency denominated revenues for the twelve months ended December 31, 2012.

[2] The percentage change from acquisitions is a non-U.S. GAAP measure. It represents the percentage change in revenue during the twelve months ended December 31, 2012 compared to the twelve months ended December 31, 2011 attributed to acquisitions subsequent to December 31, 2010.

[3] Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the twelve months ended December 31, 2012 compared to the twelve months ended December 31, 2011 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		December 31,	December 31,
		2012	2011
Assets:	Current Assets:
	Cash and cash equivalents	$ 223,986	$ 183,895
	Accounts receivable, net	138,324	141,275
	Inventories	140,946	133,099
	Other current assets	66,281	65,958
	Total current assets	569,537	524,227
	Property and equipment, net	245,177	216,777
	Other long-term assets, net	288,888	289,810
	Total assets	$ 1,103,602	$ 1,030,814
Liabilities and
Stockholders'
Equity:	Current Liabilities:
	Accounts payable	$ 35,288	$ 36,551
	Accrued liabilities	137,746	141,383
	Debt	213,107	243,917
	Deferred revenue	20,192	15,028
	Total current liabilities	406,333	436,879
	Long-term debt, net of current portion	1,394	2,501
	Other long-term liabilities	59,618	51,841
	Total long-term liabilities	61,012	54,342

	Total stockholders' equity	636,223	539,579
	Noncontrolling interest	34	14
	Total equity	636,257	539,593
	Total liabilities and stockholders' equity	$ 1,103,602	$ 1,030,814

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		December 31,	September 30,	June 30,	March 31,	December 31,
		2012	2012	2012	2012	2011
Selected
Balance Sheet	Days sales outstanding[1]	39.9	41.7	41.9	42.7	41.0
Information:	Inventory turns [2]	1.8	1.7	1.8	1.8	1.8

[1] Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2] Inventory turns represents inventory-related cost of product sales for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Twelve Months Ended
		December 31,	December 31,
		2012	2011
Operating:	Cash Flows from Operating Activities:
	Net income	$ 178,287	$ 161,754
	Non-cash charges	64,408	68,441
	Changes in assets and liabilities	2,263	6,512
	Tax benefit from share-based compensation arrangements	(14,676)	(16,007)
	Net cash provided by operating activities	230,282	220,700
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(65,492)	(52,464)
	Proceeds from disposition of pharmaceutical product lines	3,000	3,000
	Proceeds from sale of property and equipment	45	225
	Acquisitions of intangible assets and businesses, net of cash acquired	(3,558)	(47,757)
	Net cash used by investing activities	(66,005)	(96,996)
Financing:	Cash Flows from Financing Activities:
	(Repayment) borrowings on revolving credit facilities, net	(31,000)	113,903
	Payment of notes payable	(917)	(863)
	Repurchases of common stock	(132,268)	(255,505)
	Proceeds from the exercise of stock options and employee stock purchase plans	24,166	28,801
	Tax benefit from share-based compensation arrangements	14,676	16,007
	Net cash used by financing activities	(125,343)	(97,657)
	Net effect of changes in exchange rates on cash	1,157	933
	Net increase in cash and cash equivalents	40,091	26,980
	Cash and cash equivalents, beginning of period	183,895	156,915
	Cash and cash equivalents, end of period	$ 223,986	$ 183,895

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow[1]
Amounts in thousands (Unaudited)
		Twelve Months Ended
		December 31,	December 31,
		2012	2011
Free Cash
Flow:	Net cash provided by operating activities	$ 230,282	$ 220,700
	Royalty prepayment to obtain exclusive patent rights	6,250	-
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	14,676	16,007
	Purchases of property and equipment	(65,492)	(52,464)
	Free cash flow	$ 185,716	$ 184,243

[1] Free cash flow is a non-U.S. GAAP measure. We calculate free cash flow as cash generated from operations, excluding our royalty prepayment in the first quarter of 2012, and tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Share repurchases during the period	436	1,236	1,474	3,419
Average price paid per share	$ 94.24	$ 72.43	$ 89.72	$ 74.74

Shares remaining under repurchase authorization as of December 31, 2012 totaled 2,913,520.

Share repurchases do not include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.